Exhibit 10.8(a)

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of the 31st day of October, 2014 by and between The Habit Restaurants, LLC, a Delaware limited liability company (the “Company”), and Russ Bendel (the “Executive”).

RECITALS

A. The Company and the Executive entered into that certain Employment Agreement dated as of June 2, 2008, as amended from time to time (the “Agreement”).

B. The Company and the Executive desire to amend certain provisions of the Agreement pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Effective as of the date first mentioned above, the Agreement is hereby amended by inserting the following new Section 9 and renumbering the remainder of the Agreement accordingly:

“9 Section 409A. Notwithstanding any other provision of this Agreement to the contrary:

9.1 It is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”); provided, that nothing herein shall be construed as a representation, promise or guarantee by Employer as to the tax treatment of any payment or benefit that may be paid or provided pursuant to this Agreement.

9.2 Each payment made under this Agreement shall be treated as a separate payment and any right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

9.3 If Employee is required to execute (and to not revoke) a timely and effective Severance Agreement and Release as provided for in Exhibit “A” in exchange for any payments or benefits hereunder, and the period available to execute (and to not revoke) the Severance Agreement and Release spans the end of a calendar year, any payment contingent on the execution of the Severance Agreement and Release shall not be made until the second calendar year, as required by the applicable terms of this Agreement and Section 409A.

9.4 Any reimbursement provided for under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.”

2. This Amendment may be executed in counterparts and by facsimile or Portable Document Format (PDF), each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

3. This Amendment is made and shall be construed under the laws of the State of California without regard to its conflicts of law principles.

4. Except as set forth herein, the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

THE COMPANY:

By:	/s/ Ira Fils
Name: Ira Fils
Title: Fils: Chief Financial Officer

THE EXECUTIVE:

/s/ Russ Bendel
Russ Bendel, President and Chief Executive Officer

Signature Page to Second Amendment to Employment Agreement